Exhibit 10.1

SYNTEC OPTICS HOLDINGS, INC.

June 7, 2024

Robert O. Nelson II

Re:	Separation Agreement and Release of Claims

Dear Robert:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Syntec Optics, Inc. (the “Company”) and its parent company Syntec Optics Holdings, Inc., a Delaware corporation (“Parent”) (together with the Company, the “Company Group”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and Parent, and your employment termination date will be June 10, 2024 (the “Separation Date”). At that point you will resign from all positions with Company Group, including your position as a non-employee Director on the Board of Directors, in lieu of an involuntary termination without cause. The preceding sentence is not contingent or conditioned on the occurrence of any other events and is effective regardless of whether this Agreement becomes effective in accordance with its terms.

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company Group will pay you all accrued salary and 70.61 hours of paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you execute and do not revoke this Agreement, the Company Group will provide you with the following Severance Benefits pursuant to the terms of your January 4, 2022 Offer Letter (the “Offer Letter”) and this Agreement:

(a) Salary Continuation. The Company Group will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for four weeks following the Separation Date. These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) business days following the “Effective Date” as defined below, provided the Company Group has received the executed Agreement from you on or before that date.

(b) Legal Fees. As an additional severance benefit, the Company Group will reimburse you for reasonable legal fees actually incurred by you in connection with the negotiation and review of this Agreement in an amount not to exceed $2,500.

This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. For purposes of Code Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4. Equity Transfer

The Company Group agrees that it will facilitate the transfer of 100,000 units of Company stock in your name held by the Transfer Agent on November 7, 2024 (or reasonably soon thereafter) to a brokerage account of your selection.

5. Benefit Plans

If you are currently participating in the Company Group’s group health or other insurance plans, your participation as an employee will end on the last day of the month in which separation occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company Group’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company Group’s health insurance, if you wish.

6. Unemployment Compensation.

You may be eligible for unemployment insurance benefits after the Separation Date. The Massachusetts Department of Unemployment Assistance, not the Company Group, will determine your eligibility for such benefits, however, the Company will not actively contest any claim for unemployment benefits (But will however, notwithstanding anything to the contrary in this Agreement, answer fully and truthfully to any inquiry from the Massachusetts Department of Unemployment Assistance). Exhibit A provides information concerning how to file for unemployment insurance benefits.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8. Return of Company Group Property. Within ten (10) days of the Separation Date, you agree to return to the Company Group all Company Group documents and other Company Group property that you have had in your possession at any time, including, but not limited to, Company Group files, records, business plans and forecasts, financial information, and tangible property (including, but not limited to, computers), entry badge. Please coordinate return of Company Group property with Andrew Sciortino, Sr. Human Resources Manager. The Company acknowledges that your laptop and FOB key have been returned, and no other known property currently remains outstanding.

9. Confidential Information and Post-Termination Obligations.

9(a): Confidential Information and Existing Restrictive Covenants: You hereby acknowledge your continuing obligations under your (i) Offer Letter, (ii) Confidential Information and Intellectual Property Agreement, and (iii) Confidential Information, Non-Competition, Non-Solicitation, and Intellectual Property Agreement (1) not to use or disclose any confidential or proprietary information of the Company Group and (2) to refrain from certain customer and employee solicitation activities; provided however, that the Company hereby acknowledges that all non-competition obligations are hereby waived. (Copies of these agreements are attached hereto as Exhibits B, C, and D respectively). As you know, the Company Group will enforce its contract rights relating to the protection of its confidential or proprietary information and the non-solicitation of its customers and employees. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

9(b) Non-Disparagement: You hereby agree and covenant that you will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging or maliciously false remarks, comments or statements about the Company Group, its employees, officers, directors, or OmniLit Acquisition Corp. and its affiliates. In turn, the Company Group, through its Executive Leadership Team and its Board of Directors, agrees and that it will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning you or the services provided by you to OmniLit Acquisition Corp. and its affiliates, or the Company Group to any third parties or make any maliciously false statements about you.

9(c) Future Services: As stated above, your role as Chief Financial Officer and non-employee Director on the Board of Directors ends on June 10, 2024. No further transition services will be required to be provided to the Company Group or its successors, affiliates, or assigns following your separation date.

10. Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally, fully, and completely release, acquit and forever discharge the Company Group, and their respective parents and subsidiaries, and their respective officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Group Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company Group or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company Group, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Group Parties:

●	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

●	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, veteran status, disability, genetic predisposition, carrier status, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. 1981), the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled, the Age Discrimination in Employment Act (ADEA), which prohibits discrimination based on age, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Lily Ledbetter Fair Pay Act, the anti-retaliation provisions of the Sarbanes- Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, the Massachusetts Sick Leave Law, the Massachusetts Civil Rights Act, all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown, prohibiting employment discrimination;

●	has violated any employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974 (ERISA) which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the National Labor Relations Act, which protects forms of concerted activity; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the Fair Credit Reporting Act, the Employee Polygraph Protection Act, the Massachusetts Payment of Wages Act (M.G.L. c. 149 sections 148 and 150), the Massachusetts Overtime regulations (M.G.L. c. 151 sections 1A and 1B), the Massachusetts Meal Break regulations (M.G.L. c. 149 sections 100 and 101), all as amended, and any and all other federal, state or local laws, rules, regulations, constitutions, ordinances or public policies, whether known or unknown relating to employment laws, such as veterans’ reemployment rights laws;

●	has violated any other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state or local laws providing recourse for alleged wrongful discharge, retaliatory discharge, negligent hiring, retention, or supervision, physical or personal injury, emotional distress, assault, battery, false imprisonment, fraud, negligent misrepresentation, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, whistleblowing, and similar or related claims.

You agree that the legal rights and claims you are waiving also include all rights and claims under, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, the New York State Human Rights Law, the Employee Retirement Income Security Act of 1974, the New York Labor Law (except unemployment insurance and minimum wage claims) and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims. You agree that the release of all claims described herein applies not only to the Company Group, but to the Company Group’s predecessors, successors, and past, current and future parents, subsidiaries, related entities, owners, and all of their members, investors, shareholders, officers, directors, agents, attorneys, employees, and assigns. You agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company Group. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to your employment relationship with the Company Group, including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company Group.

Notwithstanding the foregoing, the claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company Group that arise from events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge or complaint with any government agencies; (iii) your right to communicate with any government agency or your right to participate in any regulatory or law enforcement investigation, including your right to report any suspected violations of law; (iv) your right to enforce this Agreement as well as any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company Group or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company Group, including under the terms of that certain Indemnification Agreement dated November 1, 2021, or (v) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf, except as explicitly prohibited by law. You further understand this Agreement is not intended to and does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Group Parties is a party.

This Agreement does not abrogate your existing rights under the terms of any Company Group benefit plan or any plan or agreement related to equity ownership in the Company Group, as modified by this Agreement; however, to the extent not in conflict with the preceding portion of this sentence, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

11. Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Group Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You agree that you will not voluntarily (except in response to legal compulsion or as permitted in Section 10 above) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against any of the Company Group Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Group Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You acknowledge and affirm that, as of the date that you sign this Agreement, you have not filed any charge, complaint or action against the Company Group in any forum. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released. You further acknowledge and affirm that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below; and (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

12. No Admission. This Agreement does not constitute an admission by the Company Group of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

13. Breach. You agree that upon any breach of this Agreement that causes material harm to the business of the Company Group, you will forfeit all amounts paid or owing to you under Section 3 of this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Section 9 of this Agreement and further agree that any threatened or actual violation or breach of Section 9 of this Agreement will constitute immediate and irreparable injury to the Company Group. You therefore agree that for purposes of the availability of equitable remedies to the Company Group in the event of a breach, any such breach of Section 9 of this Agreement shall be deemed to be a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company Group upon your breach of this Agreement, the Company Group shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

14. Indemnification and Insurance.

To the extent, if any, not already provided by the Company Group, the Company Group hereby agrees to indemnify and hold you harmless to the maximum extent authorized by the Company’s by-laws or other organizational documents for any of your actions or inactions as an officer, director, employee or agent of the Company or any Affiliate or as a fiduciary of any benefit plan of any of the foregoing, as applicable. Additionally, the Company Group shall continue to maintain at its own expense, Directors’ and Officers’ Liability Insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and senior officers of the Company.

15. Miscellaneous. This Agreement, including any exhibits and the Award Agreements (which you understand and agree remain in full force and effect and, by signing below, you reaffirm your agreement to comply with the terms of such agreement(s), except as otherwise provided by this Agreement (including without limitation, Section 9(a) of this Agreement)), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company Group with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. For the avoidance of doubt, in the event of a conflict between this Agreement and any of the underlying Exhibits or applicable Award Agreements, the language of this Agreement shall control. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officers of both the Company and Parent. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company Group and inure to the benefit of both you and the Company Group, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

16. Future Inquiries. In the event that the Company receives an inquiry about you from a future prospective employer, the Company Group will disclose the position you held and the duration of your employment.

If this Agreement is acceptable to you, please sign below and return the original to me on or after your Separation Date, but no later than the date that is twenty-one (21) days after you receive this Agreement. This offer will expire if we have not received your executed copy by that date.

We wish you good luck in your future endeavors.

Sincerely,

Syntec Optics Holdings, Inc.

By:	/s/ Al Kapoor
Al Kapoor
Chairman and Chief Executive Officer

Agreed to and Accepted:

/s/ Robert O. Nelson II
Robert O. Nelson II

CONSIDERATION PERIOD

I, Robert O. Nelson II, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on June 7, 2024. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

/s/ Robert O. Nelson II
Signature

June 7, 2024
Date

EXHIBITS

Exhibit A

How to File for Unemployment Insurance Benefits (Form 0590A)

Exhibit B

Offer Letter

Exhibit C

Confidential Information and Intellectual Property Agreement

Exhibit D

Confidential Information, Non-Competition, Non-Solicitation, and Intellectual Property Agreement

Exhibit E

OLIT Indemnity